Exhibit 5.3

Osler, Hoskin & Harcourt llp Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 main 416.862.6666 facsimile

Toronto Montréal Calgary Ottawa Vancouver New York

March 10, 2026

Dear Sirs/Mesdames:

Registration Statement on Form F-10 of MDA Space Ltd.

We refer to the registration statement on Form F-10 dated March 10, 2026 (the “Registration Statement”) of MDA Space Ltd. to which this consent is exhibited. We hereby consent to the references to this firm on the face page of the Registration Statement and under the headings “U.S. Registration Statement” and “Legal Matters” and to the reference to and use of our opinion under the heading “Certain Canadian Federal Income Tax Considerations”.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP